EXHIBIT 4.4


                                THIRD AMENDMENT
                                     TO THE
              HARTMARX SAVINGS INVESTMENT AND STOCK OWNERSHIP PLAN
             (as amended and restated effective December 31, 2000)


         WHEREAS, Hartmarx Corporation (the "Company") maintains the Hartmarx Savings Investment and Stock Ownership Plan (the "Plan"); and

         WHEREAS, the Plan has previously been amended and restated and further amendment is considered necessary, desirable and appropriate;

         NOW, THEREFORE, by virtue of the power reserved to the Company under subsection 16.1 of the Plan, and in exercise of the authority delegated to the Hartmarx Plan Administration Committee (the "Committee") by resolutions of the Board of Directors and the Audit and Finance Committee of the Board of Directors of the Company, the Plan, as previously amended and restated, be and it is hereby further amended in the following particulars:

         1. Effective as of November 30, 2003, by substituting the following for the second sentence of Subsection 5.1 of the Plan:

         "On and after November 30, 2003, a portion of the Plan is designed to invest primarily in Stock (as defined below) and is intended to satisfy the requirements of an employee stock ownership plan (as defined in Section 4975(e)(7) of the Code) (the 'ESOP portion' of the
         Plan), and the remaining portion of the Plan is a profit sharing plan intended to satisfy all requirements of Section 401(a) of the Code that includes a cash or deferred arrangement intended to satisfy the requirements of Section 401(k) of the Code (the '401(k) portion' of the Plan). The ESOP portion of the Plan for all purposes of the Plan, including nondiscrimination testing under Sections 401(k) and 401(m) of the Code, shall consist of: (i) the assets held in the Hartmarx Stock Fund; plus (ii) Employer Matching ESOP Contributions for any Plan Year that were invested by a Participant in accordance with the diversification provisions of Subsection 5.8 in any of the Plan Investment Elections other than the Hartmarx Stock Fund during the applicable testing year; provided, however, that the ESOP portion of the Plan for any applicable testing year shall not include any amounts held in the Hartmarx Stock Fund attributable to Participant Pre-Tax Contributions or Participant After-Tax Contributions contributed during the testing year and invested in the Hartmarx Stock Fund during the testing year."

         2. Effective as of November 30, 2003, by adding the following sentence to the end of Subparagraph 5.2(a) of the Plan:

         "Effective November 1, 2003, the ESOP Trust has been discontinued and merged with and into the Plan Trust."

         3. Effective as of November 30, 2003, by adding the following sentence to the end of Subparagraph 5.2(b) of the Plan:

         "Effective November 30, 2003, the ESOP Trustee has been removed and replaced with the Plan Trustee."

         4. Effective as of November 30, 2003, by substituting the following for Subparagraph 5.2(c) of the Plan:

         "Effective November 30, 2003, the ESOP Trust Fund has been discontinued and all funds held in the ESOP Trust Fund have been merged with and into the Plan Trust Fund."

         5. Effective as of November 30, 2003, by adding the following sentence to the end of Subparagraph 5.2(e) of the Plan:

         "Effective November 30, 2003, this Subparagraph 5.2(e) is no longer applicable."

         6. Effective as of November 30, 2003, by substituting the following for Subsection 5.3 of the Plan:

         "In addition to amounts constituting Pre-Tax Contributions made to the Plan pursuant to Section IV, each Employer may, at its discretion, make out of current or accumulated earnings a contribution to the Trust Fund equal to 45% of each of its Participants' contributions (inclusive of Pre-Tax Contributions and the first 1% of a Participant's Annual Earnings designated as After-Tax Contributions in accordance with Section 4.1, but not including catch- up contributions described in Section 4.10) to the Plan, up to 6% of each such Participant's Earnings. The Employer Matching ESOP Contribution for each Plan Year shall not exceed the maximum deductible contribution for such Plan Year under Section 404(a) of the Code. If an Employer's current or accumulated earnings are insufficient therefor, then so much of such Employer Matching ESOP Contribution as that Employer is unable to make may be made by any Employer. For all purposes of the Plan, any Employer Matching ESOP Contribution made by any Employer in accordance with this Subsection 5.3 on behalf of an Employer prevented from making all or any part thereof shall be considered as having been made by the Employer prevented from making such Employer Matching ESOP Contribution. Employer Matching ESOP Contributions under the Plan shall be transferred to the Trustee in cash or in shares of the Company's common stock (which may be shares held in the treasury or out of authorized-but- unissued shares), or both. Shares of the Company's common stock shall be valued at Fair Market Value as of the date the contribution is made to the Trust Fund. Each Employer may make its Employer Matching ESOP Contribution for any Plan Year at such time or times as it shall in its sole discretion determine; provided, however, that the Employer Matching ESOP Contribution for any Plan Year shall generally be made as of the end of the applicable calendar month, but not later than the time prescribed by law for filing its federal income tax return for the taxable year within which such Plan Year ends, including any extensions thereof."

         7. Effective as of July 1, 2004, by substituting the expression "50%" for the expression "45%" where the latter percentage appears in the first sentence of Subsection 5.3 of the Plan.

         8. Effective as of November 30, 2003, by substituting the word "[RESERVED]" for the text of Subsection 5.4 of the Plan.

         9. Effective as of November 30, 2003, by substituting the word "[RESERVED]" for the text of Subsection 5.7 of the Plan.

         10. Effective as of November 30, 2003, by deleting the last sentence of Subsection 5.8 of the Plan.

         11. Effective as of January 1, 2004, by substituting the phrase "$41,000, or such other amount provided under Code Section 415(d)." for the number "$40,000" where the latter number appears in Subparagraph 6.14(a) of the Plan.

         12. Effective as of November 30, 2003, by substituting the following for Subsection 7.4 of the Plan:

         "As of each Monthly Calculation Date, each Participant's Employer Matching ESOP Contribution Account shall be credited with (i) the Participant's allocable share of Stock acquired with Employer Matching ESOP Contributions, which shall be in the same proportion as such Participant's Matched Contributions for the Monthly Calculation Period then ending bears to the aggregate Matched Contributions of all Participants for such Calculation Period, and/or (ii) Stock acquired with the Participant's allocable share of forfeitures during such Calculation Period. Each Participant's Employer Matching ESOP Contribution Account which has not been distributed or withdrawn prior to a Daily Calculation Date shall also be credited (or charged) with dividends, gains or losses on open market transactions (as measured against the ending valuation for such Calculation Date), other distributions (other than in Stock) received during the Calculation Period then ending on Stock held by the Trustee, and interest earned, if any, on any funds temporarily invested by the Trustee in accordance with the Trust Agreement, in the proportion that the value of such Account on such Calculation Date (but without regard to forfeitures, Stock and earnings posted to such Account on such Calculation Date pursuant to this Subsection) bears to the aggregate value of all Employer Matching ESOP Contribution Accounts on such Calculation Date. Stock credited to a Participant's Employer Matching ESOP Contribution Account shall be valued at the average price per share paid by the Trustee therefore and any dollar balance in such Account used to acquire such Stock shall be reduced by the aggregate price of the Stock so credited thereto. In computing the aggregate price of Stock acquired by the Trustee, the price per share of such Stock shall be equal to 90% of the Fair Market Value on the day such share is purchased, or treated as having been purchased, by the Trustee."

         13. Effective as of January 1, 2004, by substituting the following sentence for the last sentence of Subsection 8.2 of the Plan:

         "To the extent such investments are directed by the Participant, the Participant shall be considered a named fiduciary with respect to such investments, and the Trustee and other Plan fiduciaries are relieved of their fiduciary responsibilities in accordance with Section 404(c) of ERISA and the regulations thereunder."

         14. Effective as of November 30, 2003, by deleting the word "ESOP" from the phrase "ESOP Trust Fund" in Subsection 8.3 of the Plan, and by deleting the phrase "in accordance with the provisions of the ESOP Trust Agreement" where the phrase appears in Subsection 8.3 of the Plan.

         15. Effective as of January 1, 2004, by substituting the following for the text of Subsection 8.5 of the Plan:

         "A Participant may elect to change his investment election at any time, subject to Subsection 8.3. Such change shall apply with respect to all contributions made by or on behalf of the Participant, including those made during the month of the effective date of the change, without regard to when the contributions are actually received by the Trustee."

         16. Effective as of January 1, 2004, by substituting the phrase "as determined by the Plan Administrator" for the phrase "as defined in Subsection 10.9 above" where the latter phrase appears in the first sentence of Subsection 10.10 of the Plan.

         17. Effective as of November 30, 2003, by substituting the word "[RESERVED]" for the text of Subsection 12.5 of the Plan.

         18. Effective as of January 1, 2004, by adding the following two sentences to the end of Subsection 13.2 of the Plan:

         "Loan repayments may be suspended under the Plan during a qualified military leave as permitted under Section 414(u)(4) of the Code, and the interest rate described in Subparagraph 13.2(c) shall be modified to the extent necessary to comply with the Service Members' Civil Relief Act or similar legislation. A Participant's Accounts may be charged a fee for processing each loan request."

         IN WITNESS WHEREOF, the Company has caused the foregoing Third Amendment to be executed by the undersigned member of the Committee, this 3rd day of August, 2005.

                                      HARTMARX PLAN ADMINISTRATION COMMITTEE


                                      /s/ TARAS R. PROCZKO
                                      -----------------------------------------
                                      Taras R. Proczko, Committee Member and
                                      Senior Vice President and General Counsel
                                      of the Company